Exhibit 23.3

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 — TEL. (713) 739-1000 — FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 13, 2013, prepared for RAAM Global Energy Company in the Registration Statement on Amendment No. 1 of the Form S-4 of RAAM Global Energy Company and the related Prospectus, constituting a part thereof, for the filing dated on or about September 18, 2013.

H.J. GRUY AND ASSOCIATES, INC.

by:
Robert Rasor, P.E.
Executive Vice President

September 18, 2013

Houston, Texas